Exhibit 10.42
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 10th day of November, 2006 (“Effective Date”) by and between MARTEK BIOSCIENCES CORPORATION (“Company,” which term shall include all subsidiaries of the Company as the context may require), a Delaware corporation, and Peter L. Buzy (“Executive”).
RECITALS
     WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed in accordance with the terms of this Agreement.
     WHEREAS, the Company and the Executive have previously entered into a Proprietary Information, Inventions, and Non-Solicitation Agreement dated February 5, 1998; and
     WHEREAS, both the Company and the Executive believe it to be in their mutual interest to cancel and supersede the aforementioned Proprietary Information, Inventions, and Non-Solicitation Agreement.
TERMS
     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, the Company and the Executive hereby agree as follows:
     1. Term of Employment. The Company agrees to employ the Executive and the Executive agrees to accept such employment for an initial term of three (3) years (the “Initial Term”), such Term commencing on the Effective Date and ending on the date that is the third anniversary of the Effective Date. The term of employment shall be automatically extended for an additional consecutive 1-year period (an “Extended Term”) on the third anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, unless and until the Company or the Executive provides written notice to the other party in accordance with Section 13 hereof not less than 60 days before such anniversary date that such party is electing not to extend the Initial Term or the Extended Term, as the case may be (“Non-Renewal”), in which case the term of employment hereunder shall end as of the end of such Initial Term or Extended Term, as the case may be. The Initial Term and any Extended Term(s) are collectively referred to herein as the “Term.” Notwithstanding any other provision of this Agreement, the Executive’s employment, and the Term, may be terminated at any time pursuant to Section 6 hereof. Portions of this Agreement that by their terms provide or imply that they survive the end of the Term, including but not limited to Sections 9, 10, and 11, shall survive the end of the Term.
     2. Duties and Responsibilities.
          2.1. During the Term, the Executive shall be employed as the Company’s Executive Vice President for Finance and Administration, Chief Financial Officer and Treasurer. The Executive shall have such duties, responsibilities, and authority as are customarily required of employees in the Executive’s position and such other duties and responsibilities commensurate with such position as the Company may assign to the Executive from time to time.

          2.2. During the Term, the Executive shall devote his entire business time, attention and energies to the business and interests of the Company.
          2.3. The Executive agrees that he is subject to and will comply with the policies and procedures of the Company, including but not limited to the Company’s Code of Ethics for Directors, Officers and Employees and policies concerning confidential information, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure conflicts with the express terms of this Agreement, in which case the terms of this Agreement shall control.
          2.4. The Executive’s principal place of employment will be Columbia, Maryland or at such other place as may be mutually determined by the Executive and the Company; provided, however, that the Executive will travel to such other locations as may be reasonably necessary and/or required by the Company in its sole discretion in order to discharge his duties.
     3. Outside Activities. Except with the prior written consent of the Company’s Board of Directors, the Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise, other than activities in which the Executive is a passive investor. The Executive may serve on outside boards of directors for both for profit and non-profit entities so long as (i) such service does not create a conflict of interest between the Executive and the Company, (ii) such service will not interfere with the Executive’s duties as set forth in this Agreement, and (iii) if the Executive was not already serving on such board on the Effective Date, he receives advance written permission from the Company’s Chief Executive Officer. The Executive may engage in voluntary community activities without written permission from the Company, so long as such service (i) does not create a conflict of interest between the Executive and the Company, and (ii) will not interfere with the Executive’s duties as set forth in this Agreement.
     4. Compensation and Benefits.
          4.1. The Executive shall be paid an annual base salary (a “Base Salary”) of Three Hundred Seventy Thousand Dollars ($370,000), payable in accordance with the Company’s normal payroll practices and schedule. The Executive’s Base Salary shall be reviewed annually, with the granting of any increases subject to the sole discretion of the Company. All payments provided for in this Agreement shall be subject to the deduction of payroll taxes and other withholdings and assessments as required by law or agreed to by the Executive.
          4.2. The Executive is entitled to participate in the benefit programs offered by the Company to employees holding similar positions as the Executive, provided the Executive meets the eligibility criteria for such programs. Such benefit programs currently include: health, disability, 401(k), life insurance and the Company’s Management Cash Bonus Incentive Program. These benefit programs may be modified or eliminated at any time in the Company’s sole discretion. The Executive shall be entitled to participate in the Company’s leave, holiday and vacation programs in accordance with the terms of such programs as they may be modified from time to time. The Executive shall be reimbursed for reasonable business expenses in accordance with the Company’s expense reimbursement procedures upon production of sufficient documentation.
          4.3. The Executive shall be eligible to participate in the Company’s stock option and other incentive compensation plans in the sole discretion of the Company’s Board of Directors and in accordance with applicable plans or policies.
     5. Representations Regarding Former Employment.
          5.1. The Executive represents that his performance of all the terms of this Agreement and the performance of his duties for the Company does not and will not breach any agreement or obligation of any kind made prior to his employment by the Company, including agreements or obligations he may have with prior employers or entities for which he has provided services. The Executive has not entered into, and agrees he will not enter into, any agreement or obligation either written or oral in conflict herewith.
          5.2. If, despite the fact that the Executive has made representations in Section 5.1 that he does not have any other agreements that would conflict with his employment herein, the Executive should find that confidential information belonging to any former employer or any other entity might be usable in connection with the Company’s business, the Executive will not disclose to the Company or use on behalf of the Company any confidential information belonging to any of the Executive’s former employers (except in accordance with agreements between the Company and any such former employer); but during the Executive’s employment by the Company he will use in the performance of his duties all information which is generally known and used by persons with training and experience comparable to his own and all information which is common knowledge in the industry or otherwise legally in the public domain.
     6. Termination of Employment and Severance. The Executive’s employment with the Company will terminate on the last day of the Initial Term or any Extended Term, as the case may be, upon Non-Renewal by either party. The parties further acknowledge that the Executive’s employment with the Company may be terminated at any time prior in accordance with this Section 6 and that upon such termination the Executive shall be entitled to (1) accrued but unpaid salary and accrued but unused vacation in accordance with the policy of the Company and (2) any vested stock options or other vested equity-based compensation previously granted but only in accordance with and subject to the terms of any agreements relating thereto executed by the Executive and the Company. Otherwise, the Executive shall be entitled to no compensation or benefits except as set forth in this Section 6.

          6.1. Termination Without Cause or for Good Reason. The Company shall have the right to terminate the Executive’s employment with the Company at any time on thirty (30) days’ written notice without Cause (as “Cause” is defined in Section 6.2), and the Executive may terminate his employment at any time for Good Reason (as “Good Reason” is defined in Section 6.3). In the event the Executive’s employment is terminated without Cause or for Good Reason, the Company shall pay the Executive in a lump-sum a severance payment equal to twelve (12) months of his then-existing Base Salary and, in the event the Executive is eligible under a bonus plan for a bonus for the year of work in which his employment is terminated, an additional payment equivalent to the prorated portion (the number of business days that the Executive was employed during the year divided by 235) of the Executive’s target bonus for that year (for purposes of this Agreement “target bonus” shall mean either (i) any specific target bonus that may have been established for the Executive or (ii) if no specific target bonus has been established, a percentage of the Executive’s base salary equal to the maximum Potential Bonus Percentage established by the Compensation Committee of the Board for that year’s management bonus pool) (collectively, “Severance Pay”). The Company shall also reimburse the Executive for premiums he pays for health and dental insurance under COBRA, for the same level of coverage that the Executive maintained at the time of his termination, for a period of up to twelve (12) months, provided the Executive elects COBRA coverage (the “COBRA Benefit”). The Company’s reimbursement obligation is conditioned on the Executive’s providing written verification of his premium payments to the Company, and the reimbursement obligation will end immediately if the Executive is eligible to obtain health care insurance from any other employer during the payment period.
          6.2. Termination For Cause. The Company shall have the right to terminate the Executive’s employment with the Company at any time without notice for Cause. “Cause” for termination shall be deemed to exist if any of the following circumstances exist in the reasonable judgment of the Company: (i) the Executive has committed or engaged in intentional misconduct or gross negligence in the exercise of his duties under this Agreement; (ii) the Executive has committed theft, forgery, fraud, misappropriation, embezzlement, or any other act of material misconduct against the Company or any of its affiliates; (iii) the Executive has violated any fiduciary duty owed to the Company; (iv) the Executive is convicted of, or enters a guilty plea or plea of no contest to a felony or any other crime involving moral turpitude; (v) the Executive is unable to competently perform his duties under this Agreement because of his substantial dependence on alcohol or any controlled substance; (vi) the Executive has engaged in any act (including, but not limited to, unlawful discriminatory conduct) that results in substantial injury to the reputation, business or business relationships of the Company or that, in each case, has subjected, or if generally known would subject, the Company to public ridicule or embarrassment; (vii) the Executive has violated a material provision of this Agreement and has failed to cure such breach within ten (10) days of receiving written notice thereof, except that any breach by the Executive of Sections 6.2(i)-(vi) or (viii) shall constitute Cause for termination even in the absence of such written notice; or (viii) the Executive has failed to adequately perform the material duties of his position after having received thirty (30) days written notice specifying the reasons why his performance is inadequate and has not cured, to the satisfaction of the Board of Directors, the inadequate performance within such 30 days. In the event the Executive’s employment is terminated at any time for Cause, the Executive will not receive any

Severance Pay, the COBRA Benefit, or any other such compensation or benefits, except for accrued but unpaid salary and accrued but unused vacation in accordance with the policy of the Company.
          6.3. Definition of Good Reason. “Good Reason” shall be deemed to exist if (i) without the Executive’s consent the Company effects a material reduction in the nature or scope of the Executive’s duties below those customarily performed by the Executive; (ii) the Company violates a material provision of this Agreement; (iii) without the Executive’s consent the Company reduces the Executive’s Base Salary; (iv) the Company becomes a division or subsidiary of another entity and the Executive’s duties are on behalf of the divisional or subsidiary entity rather than the parent; or (v) the Company relocates its principal office to a location more than fifty (50) miles from its current location at 6480 Dobbin Road, Columbia, Maryland (twenty-five (25) miles if Good Reason is being determined for purposes of Section 6.6 below). Good Reason shall not exist unless and until the Executive provides the Company written notice of the acts alleged to constitute Good Reason and the Company has failed to cure those acts within thirty (30) days of receipt of such notice.
          6.4. Termination Without Good Reason. The Executive may voluntarily terminate his employment with the Company at any time without Good Reason by providing sixty (60) days’ written notice of his intent to do so. In the event the Executive voluntarily terminates his employment without Good Reason, he will not receive any Severance Pay, the COBRA Benefit, or any other such compensation or benefits, except for accrued but unpaid salary and accrued but unused vacation in accordance with the policy of the Company.
          6.5. Termination upon Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Executive becomes Disabled during the Employment Period, the Company may give him written notice in accordance with this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disabled” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of accident or incapacity due to mental or physical illness. Until the Disability Effective Date, the Executive shall be entitled to salary, bonus and other benefits to the extent provided for hereunder.
          6.6. Termination following a Change in Control. In the event that the Executive is terminated without Cause or the Executive terminates his employment for Good Reason within twelve (12) months following a Change in Control as defined in Section 6.7, the Company shall, in lieu of the Severance Pay and the COBRA Benefit set forth in Section 6.1, pay the Executive in a lump-sum a severance payment equal to (i) twenty-four (24) months of his then-existing Base Salary and (ii), in the event the Executive is eligible for a bonus under a bonus plan for the year of work in which his employment is terminated, an additional payment equivalent to 100% of the Executive’s “target bonus” for that year (as defined in Section 6.1 above), without proration, provided that if the Executive did not participate in an executive annual bonus plan in the year prior to termination because the Executive was recently hired, the additional payment under clause (ii) above shall be a percentage of the Executive’s then-existing Base Salary equal to the percentage of the executive bonus pool actually paid in the prior year to then-serving executives. The Company shall also reimburse the Executive for premiums he pays for health and dental insurance under COBRA, for the same level of coverage that the Executive maintained at the time of his termination, for a period of up to eighteen (18) months, provided the Executive elects COBRA coverage. The Company’s reimbursement obligation is conditioned on the Executive’s providing written verification of his premium payments to the Company, and the reimbursement obligation will end immediately if the Executive is eligible to obtain health care insurance from any other employer during the payment period.
          6.7. Definition of Change in Control. For the purpose of this Agreement, a “Change of Control” shall mean:
               (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 6.7; or
               (b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
               (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
               (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
          6.8. Payment in Lieu of Notice. Any time that notice of termination is required by any party under this Agreement, the Company may, in its sole discretion and at its option, relieve the Executive of his duties immediately and pay the Executive his regular base salary during the notice period.
          6.9. Outplacement Services. In the event that the Executive’s employment is terminated for any reason other than those set forth in Sections 6.2, 6.4, or 6.5, the Company will reimburse the Executive for payments made by the Executive for executive outplacement services for up to twelve (12) months under a program approved by the Company in the exercise of its reasonable discretion.
          6.10. Non-Renewal. In the event of a Non-Renewal by the Company, the Executive will not be entitled to any compensation or benefits under this Agreement except as follows:
               (a) If the Non-Renewal by the Company results in the Executive’s employment ending within twelve (12) months following a Change in Control, the Company shall provide the Executive the payments and benefits set forth in Section 6.6 (subject to the terms and conditions therein).
               (b) If the Non-Renewal by the Company results in the Executive’s employment ending at any other time, the Company shall provide the Executive (i) in a lump-sum a severance payment equal to twelve (12) months of his then-existing Base Salary; (ii) in the event the Executive is eligible for a bonus under a bonus plan for the year of work in which his employment is terminated, an additional payment equivalent to the prorated portion (the number of business days that the Executive was employed during the year divided by 235) of the

Executive’s “target bonus” for that year; and (iii) the COBRA Benefit (as that term is defined in Section 6.1 and subject to the same terms and conditions as set forth in Section 6.1).
          6.11 Requirement of a General Release. The Company shall not be obligated to provide the Severance Pay, the COBRA Benefit, or any of the other payments and benefits set forth in Sections 6.1, 6.6, 6.9, or 6.10 above unless and until the Executive executes a general release of all claims against the Company substantially in the form of one of the two releases (whichever is appropriate) attached hereto as Exhibit A and the release becomes effective.
          6.12. Section 409A. Notwithstanding anything to the contrary contained herein, in the event that the Company determines that one or more payments under this Section 6, if payable, are subject to Section 409A of the Code: (i) such payment(s) under this Section 6 shall not commence until six (6) months after the Executive’s last day of employment (or, if earlier, the date Executive dies) to the extent necessary to avoid the imposition of the excise tax under Section 409A of the Code, and (ii) the Company may unilaterally amend this Agreement to the minimum extent necessary to avoid the imposition of the excise tax under Section 409A of the Code.
     7. Certain Additional Payment Contingencies.
          7.1. Notwithstanding anything in this Agreement to the contrary and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 7.1, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the “Reduced Amount”) such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.
          7.2. Subject to the provisions of Section 7.3, all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7.3, and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
          7.3. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
               (a) give the Company any information reasonably requested by the Company relating to such claim,
               (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
               (c) cooperate with the Company in good faith in order effectively to contest such claim, and
               (d) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          7.4. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 7.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     8. Indemnification. The Company will, to the fullest extent permitted by Delaware General Corporation Law, as amended, indemnify the Executive for all liabilities and expenses that may be incurred in connection with the Executive’s service on behalf of the Company.
     9. Proprietary Information.
          9.1. Proprietary Information Defined. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (i) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); (ii) information regarding plans for research, development, new products or services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of other employees of the Company.
          9.2. Non-Disclosure. At all times during the Executive’s employment and thereafter, the Executive agrees to hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company, or unless the Company expressly authorizes such in writing. The Executive will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to the Executive’s work at the Company and/or incorporates any Proprietary Information. The Executive hereby assigns to the Company any rights the Executive may have or acquire in such Proprietary Information and recognizes that all Proprietary Information shall be the sole property of the Company and its assigns. The Executive has been informed and acknowledges that the unauthorized taking of the Company’s trade secrets will constitute Cause for termination and may subject the Executive to civil and/or criminal penalties.
          9.3. Own Knowledge. Subject to the foregoing non-disclosure obligations, it is understood that, at all such times, the Executive is free personally to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and which is gained through the Executive’s own, skill, knowledge, and experience.
     10. Assignment of Inventions.
          10.1. Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights or “moral rights” throughout the world. “Moral rights” refers to any rights to claim authorship of an Invention or to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
          10.2. Prior Inventions. Inventions, if any, patented or unpatented, which the Executive made prior to the commencement of the Executive’s employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, the Executive agrees to set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that the Executive has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of the Executive’s employment with the Company, that the Executive considers to be his property or the property of third parties and that the Executive wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause the Executive to violate any prior confidentiality agreement, the Executive understands that he is not to list such Prior Inventions in Exhibit B but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, the Executive represents that there are no Prior Inventions. If, in the course of the Executive’s employment with the Company, the Executive incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, the Executive agrees that he will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.
          10.3. Assignment of Inventions. The Executive hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all his right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by the Executive, either alone or jointly with others, during the period of his employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 10, are hereinafter referred to as “Company Inventions.”
          10.4. Unassigned Inventions. The Company acknowledges that this Agreement will not be deemed to require assignment of any invention that was developed entirely on the Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secrets and neither related to the Company’s actual or anticipated business, research or development, nor resulted from work performed by the Executive for the Company.
          10.5. Government or Third Party. The Executive also agrees to assign all his right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.
          10.6. Works for Hire. The Executive acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of Executive’s employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
          10.7. Enforcement of Proprietary Rights. The Executive agrees to assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end the Executive agrees to execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, the Executive will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. The Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of his employment, but the Company shall compensate the Executive at a reasonable rate after the Executive’s termination for the time actually spent by the Executive at the Company’s request on such assistance.
          10.8. Appointment of Attorney in Fact. In the event the Company is unable for any reason, after reasonable effort, to secure the Executive’s signature on any document needed in connection with the actions specified in this Section 10, the Executive hereby irrevocably designates and appoints the Company and any of its duly authorized officers and agents as his agent and attorney in fact, which appointment is coupled with an interest, to act for and in the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by the Executive. The Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which the Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
     11. Restrictive Covenants. In consideration of the Executive’s employment or continued employment by the Company, and the compensation now and hereafter paid to Executive, the Executive hereby agrees to the following:
          11.1. Non-Solicitation of Employees. The Executive agrees that for the period of the Executive’s employment by the Company and for twelve (12) months after the date the Executive’s employment by the Company ends for any reason, the Executive will not, either directly or through others, except during the performance of his duties on behalf of the Company: (i) solicit for hire, or hire, any employee of the Company or otherwise encourage any employee of the Company to end his relationship with the Company; (ii) solicit or otherwise encourage any employee of the Company to accept employment with any other person or business entity; or (iii) assist any other person or entity in carrying out any act restricted by this Section 11.1. For purposes of this Section 11.1, an employee of the Company shall be any person who, at the time of the solicitation or encouragement prohibited by this Section, is employed by the Company or was employed by the Company at any time within the prior six (6) months.
          11.2. Business Restrictions with Customers, Contractors and Consultants. The Executive agrees that for the period of the Executive’s employment by the Company and for twelve (12) months after the date the Executive’s employment by the Company ends for any reason, the Executive will not, either directly or through others, except during the performance of his duties on behalf of the Company: (i) solicit or otherwise encourage any consultant, contractor, customer or prospective customer of the Company, with whom the Executive had business-related contact as a result of his employment or whose identity the Executive learned as a result of his employment, to diminish or materially alter its relationship with the Company; (ii) accept or conduct competitive business with any customer or prospective customer of the Company with whom the Executive had business-related contact as a result of his employment or whose identity the Executive learned as a result of his employment; or (iii) assist any other person or entity in carrying out any act restricted by this Section 11.2.
          11.3. Non-Competition. The Executive agrees that for the period of the Executive’s employment with the Company, and for the period of twelve (12) months after the later of the date the Executive’s employment with the Company ends for any reason, or the date a court of competent jurisdiction enters an order enforcing this provision and finding that the Executive has breached this Section 11.3, the Executive will not directly or through others: (i) in any capacity similar to the capacity in which he was employed by the Company or otherwise competitive with the Company, become employed by or provide services to any other person or entity that offers products or services competitive with the Company’s products or services within the United States or any other country where the Company provides or offers such products or services, or (ii) on his own behalf or on behalf of any other person or entity, compete with the Company in the sale, service, distribution or licensing of any products or services competitive with the Company’s products or services within the United States or any other country where the Company provides or offers such products or services.
          11.4. Acknowledgments. The Executive acknowledges that the Company’s business is national and international in scope, and, therefore, that the restrictions contained in this Section 11 are reasonable in scope and necessary to protect the best interests of the Company. The Executive further acknowledges that in the course of his employment with the Company, he also has duties involving the Company’s subsidiaries and affiliates, has learned or been exposed to trade secrets and proprietary information relating to such subsidiaries and affiliates and that the obligations of this Section 11 extend to such subsidiaries and affiliates. The parties intend that the covenants contained herein shall be deemed to be a series of separate covenants, one for each and every county of each state of the United States of America and the District of Columbia. If any of the provisions of such covenants shall be held unenforceable because of being excessively broad as to scope or subject, such provisions shall be modified and construed by a court of competent jurisdiction by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
          11.5. Injunctive Relief. In the event of a breach or a threatened or attempted breach of any provision of this Section 11 by the Executive, the Company shall, in addition to other remedies available to it, be entitled to temporary and permanent injunctions to enforce the provisions of this Section 11 without the necessity of showing any actual damages or injury and without posting bond or other security, which the Executive expressly waives. The Company shall further be entitled to an order by a court of competent jurisdiction for expedited discovery and the Executive covenants not to raise any objection to such a request by the Company.
          11.6. Notification of New Company. In the event that the Executive leaves the employ of the Company, the Executive authorizes the Company to provide notice of the Executive’s rights and obligations under this Agreement to the Executive’s subsequent employer and to any other entity or person to whom the Executive provides services.

     12. Litigation Cooperation. The Executive will cooperate with the Company, during the Term and thereafter (including following the Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company as reasonably requested. The Company will reimburse the Executive, for all expenses reasonably incurred by him in connection with his provision of testimony or assistance (except with respect to any litigation between the Executive and the Company or any litigation in which the parties are otherwise adverse).
     13. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
Mr. Peter L. Buzy
If to the Company:
Martek Biosciences Corporation
6480 Dobbin Road
Columbia, Maryland 21045
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     14. General Provisions.
          14.1. Successors and Assigns. If the Company shall at any time be merged or consolidated into or with another corporation, or if substantially all the assets of the Company are transferred to another corporation, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation resulting from such merger, consolidation or transfer.
          14.2. Entire Agreement; Modification. This Agreement sets forth the entire understanding with respect to the subject of employment of the Executive and shall not be amended, modified, or rescinded except by a written instrument signed by both parties hereto and approved by the Board. This Agreement specifically supersedes and cancels the Proprietary Information, Inventions, and Non-Solicitation Agreement dated February 5, 1998 entered into by the Company and the Executive.

          14.3. Choice of Law and Jurisdiction; Attorney’s Fees. This Agreement shall be governed by and construed under the laws of the State of Maryland, without regard to its conflict of laws doctrine. The Executive expressly consents to the jurisdiction of the state and federal courts serving the State of Maryland for all actions arising out of or relating to this Agreement and expressly waives any defense that such courts lack personal jurisdiction over him. All such claims shall be tried in the federal or state courts serving the State of Maryland to the exclusion of all others and such courts shall have exclusive jurisdiction over such disputes. In the event of any proceeding arising out of or relating to this Agreement in which the Executive is the prevailing party against the Company, the Company shall pay reasonable attorneys’ fees incurred by the Executive in such proceeding.
          14.4. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
          14.5. Waiver of Breach. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
          14.6. Assignment of Agreement. The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement to any person or entity.
          14.7. Representation. The Executive represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. The Executive acknowledges that, prior to assenting to the terms of this Agreement, he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm’s-length with the Company as to its contents. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that they have entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.
          14.8. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
[THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Company and the Executive, intending to be legally bound, have executed this Agreement on the day and year first above written.

MARTEK BIOSCIENCES CORPORATION

By:

Name:

Title:

Peter L. Buzy

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